Exhibit 10.3

Execution Version

Dated as of December 2, 2024

TECHTARGET, INC.

INFORMA PLC

INFORMA USA, INC.

INFORMA TECH LLC

and

INFORMA INTREPID HOLDINGS INC.

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of December 2, 2024 is made by and among TECHTARGET, INC., a Delaware corporation, formerly known as TORO COMBINECO, INC. (“NewCo”), INFORMA USA, INC., a Massachusetts corporation (“RemainCo”), INFORMA PLC, a public limited company organized under the laws of England and Wales (“Ivory Parent”), INFORMA TECH LLC, a Delaware limited liability company (“SpinCo”), and INFORMA INTREPID HOLDINGS INC., a Delaware corporation (“Bluefin” and, together with NewCo, RemainCo, Ivory Parent, and SpinCo, the “Parties”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, the board of directors of Ivory Parent has determined that it is in the best interests of Ivory Parent and its Subsidiaries (including RemainCo) to separate the Bluefin Business from the Ivory Retained Business pursuant to the Separation;

WHEREAS, as part of the Separation, RemainCo and SpinCo have effected the Contribution and the Distribution in a transaction intended to qualify as a “reorganization” under Sections 355 and 368(a)(1)(D) of the Code;

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of January 10, 2024 (the “Merger Agreement”), by and among Toro, NewCo, Toro Merger Sub, Ivory Parent, Ivory HoldCo, and Bluefin, following the completion of the Separation and at a closing held on the date hereof (the “Closing”), the parties to the Merger Agreement consummated a series of transactions immediately following which the Bluefin Business and Toro is owned by NewCo, NewCo is owned by Ivory HoldCo and the holders of shares of Toro’s common stock immediately prior to such consummation, and such holders of shares of Toro’s common stock immediately prior to such consummation will receive a cash payment;

WHEREAS, the Parties intend that the Ivory Contribution and the Toro Merger, taken together, qualify as a transaction described in Section 351 of the Code;

WHEREAS, certain members of the Ivory Retained Group, on the one hand, and certain members of the Bluefin Group, on the other hand, will file certain Tax Returns on a consolidated, combined, unitary or similar basis for certain U.S. federal, state and local and non-U.S. Tax purposes with respect to Tax Periods ending on or before, or including, the Closing Date;

WHEREAS, the Parties desire to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to, among other matters, the preservation of the tax-free status of the Contribution and the Distribution; and

WHEREAS, the execution and delivery of this Agreement at the Closing is required by the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Adjustment” means an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Affiliate” means, with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise. The term “Affiliate” shall refer to Affiliates of a Person as determined immediately after the NewCo Transactions.

“Bluefin Common Stock” means the authorized capital stock of Bluefin consisting of 2,000 shares of common stock, par value $0.01 per share.

“Bluefin Group” means Bluefin and the Bluefin Subsidiaries.

“Bluefin Separate Return” means any Tax Return of or including any member of the Bluefin Group (including any consolidated, combined, or unitary return) that does not include any member of the Ivory Retained Group.

“business day” has the meaning set forth in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contribution” means, collectively, the steps of the Separation Plan effecting the contribution of any Bluefin Subsidiary and any portion of the Bluefin Business to SpinCo.

“Controlling Party” means, with respect to a Tax Contest, the Party entitled to control such Tax Contest pursuant to Section 6.2 of this Agreement.

“Distribution” means, collectively, the steps of the Separation Plan effecting the distribution by RemainCo of the Equity Interests in SpinCo to Ivory HoldCo.

“Distribution Date” means the effective date of the Distribution.

“Distribution Straddle Period” means any Tax Period that begins on or before the Distribution Date and ends after the Distribution Date.

“Distribution Taxes” means Taxes that would not have been incurred but for a failure of the Tax-Free Status of the Spin-Off Transactions.

“Equity Awards” means options, share appreciation rights, restricted shares, share units or other compensatory rights with respect to Toro stock.

“Equity Interests” means any stock or other securities treated as equity for Tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“Final Determination” means the final resolution of liability for any Tax for any Tax Period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any Tax Period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Governmental Authority.

“Group” means the Ivory Retained Group, the SpinCo Group, the Bluefin Group or the NewCo Group, as the context requires.

“IRS” means the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

“Ivory HoldCo” means Informa US Holdings Limited, a private company organized under the laws of England and Wales and an indirect, wholly owned Subsidiary of Ivory Parent.

“Ivory Retained Group” means Ivory Parent and its Subsidiaries, excluding Bluefin, the Bluefin Subsidiaries, and the other members of the NewCo Group.

“Ivory Separate Return” means any Tax Return of or including any member of the Ivory Retained Group (including any consolidated, combined, or unitary return) that does not include any member of the Bluefin Group.

“Joint Return” means any Tax Return that actually includes, by election or otherwise, or is required to include under applicable Law, one or more members of the Ivory Retained Group together with one or more members of the Bluefin Group.

“NewCo Disqualifying Action” means (a) with respect to any Distribution Taxes or Separation Taxes, the breach after the Closing of any covenant contained herein by NewCo, SpinCo or any member of the NewCo Group or SpinCo Group that results in any Party (or any of its Affiliates) being liable for such Distribution Taxes or Separation Taxes pursuant to a Final Determination, regardless of whether such action is covered by a Post-Distribution Ruling or Unqualified Tax Opinion, (b) with respect to any Distribution Taxes only, any event (or series of events) after the Closing involving capital stock of NewCo or SpinCo or any assets of any member of the NewCo Group or SpinCo Group, (c) with respect to any Distribution Taxes or Separation Taxes, any failure to be true, inaccuracy in, or breach of any of the representations or statements contained in the Tax Certificates related to the Tax-Free Status of the Spin-Off Transactions, insofar as such failure, inaccuracy or breach arises after the Closing and is with respect to representations or statements pertaining to any SpinCo Group member or NewCo Group member, or (d) any act (or failure or omission to act), transaction or election after the Closing by any NewCo Group member that would reasonably be expected to result in an increase in Taxes allocated to Ivory Parent as determined under Article II without regard to Section 2.5, other than any act (or failure or omission to act), transaction or election that is determined to be required by applicable Law based on written advice from an internationally recognized law or accounting firm reaching that conclusion which is received by NewCo and provided to Ivory Parent before such act (or failure or omission to act), transaction or election; provided, however, that the term “NewCo Disqualifying Action” shall not include (i) any action expressly provided for in any Transaction Document (including, without limitation, the steps undertaken pursuant to the Separation Plan) or any other agreement entered into by a Bluefin Group member prior to the Closing or (ii) any act (or failure or omission to act), transaction or election of any NewCo Group member that is unanimously approved by all directors then designated by Ivory HoldCo on the board of directors of NewCo who participate in the vote of the board of directors of NewCo (whether in person, by proxy, by written consent, or otherwise) that results in such approval, provided that such participating Ivory HoldCo-designated directors represent a majority of the directors on the board of directors of NewCo participating in such vote.

“NewCo Group” means NewCo and the Subsidiaries of NewCo as of immediately after the Effective Time (and shall include, for the avoidance of doubt, Toro and the Bluefin Group).

“NewCo Transactions” means the Ivory Contribution and the Toro Merger collectively.

“Non-Controlling Party” means, with respect to a Tax Contest, the Party that is not entitled to control such Tax Contest pursuant to Section 6.2 of this Agreement.

“Non-Dilutive Equity Issuance” means a sale or other issuance to any Person of any Equity Interests of NewCo if, in connection with such sale or issuance, the percentage of the outstanding Equity Interests of Newco held directly or indirectly by Ivory Holdco (measured by voting power and value, as determined for purposes of Section 355(e) of the Code) is not reduced, directly or indirectly, on a net basis, taking into account any other transaction or series of transactions effected in connection with such sale or issuance (including, for the avoidance of doubt, any sale or other issuance of Equity Interests of NewCo to Ivory Parent or any of its Subsidiaries); provided, that if and to the extent that in connection with such sale or issuance, Ivory HoldCo has agreed to acquire Equity Interests of NewCo, Ivory Parent and NewCo shall cooperate with each other with respect to the sequencing of any transaction or series of transactions effected in connection with such sale or issuance so that Ivory Holdco will acquire Equity Interests of NewCo simultaneously with, or prior to, the issuance of such Equity Interests of NewCo to any Person other than Ivory Holdco; and provided, further, that, if such simultaneous or prior issuance to Ivory Holdco does not occur, then the sale or other issuance to any such other Person shall not be a “Non-Dilutive Equity Issuance” for purposes of this Agreement.

“Post-Closing Tax Period” means any Tax Period (or portion thereof) beginning after the Closing Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Closing Date.

“Post-Distribution Period” means any Tax Period (or portion thereof) beginning after the Distribution Date, including for the avoidance of doubt, the portion of any Distribution Straddle Period beginning after the Distribution Date.

“Pre-Closing Tax Period” means any Tax Period (or portion thereof) ending on or before the Closing Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Closing Date.

“Pre-Distribution Period” means any Tax Period (or portion thereof) ending on or before the Distribution Date, including for the avoidance of doubt, the portion of any Distribution Straddle Period ending at the end of the day on the Distribution Date.

“Privilege” means any privilege that may be asserted under applicable Law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by SpinCo, Bluefin or NewCo management or shareholders, is a hostile acquisition, or otherwise, as a result of which SpinCo, Bluefin or NewCo would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, an amount of stock of SpinCo that would, when combined with any other changes in direct or indirect ownership of SpinCo stock pertinent for purposes of Section 355(e) of the Code (including the Toro Merger), comprise 45% or more of (a) the value of all outstanding shares of stock of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series or (b) the total combined voting power of all outstanding shares of voting stock of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by NewCo of a shareholder rights plan, (ii) issuances by SpinCo or NewCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d), including such issuances net of exercise price and/or tax withholding (provided, however, that any sale of such stock in connection with a net exercise or tax withholding is not exempt under this clause (ii) unless it satisfies the requirements of Safe Harbor VII of Treasury Regulations Section 1.355-7(d)), or (iii) acquisitions that satisfy Safe Harbor VII of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. For purposes of this definition, each reference to SpinCo shall include a reference to any entity treated as a successor thereto as determined pursuant to Section 355(e) of the Code and Treasury Regulations Section 1.355-8. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation. For the avoidance of doubt, the Toro Merger shall not constitute a Proposed Acquisition Transaction and a Non-Dilutive Equity Issuance shall not constitute a Proposed Acquisition Transaction.

“Reasonable Basis” means reasonable basis within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and the Treasury Regulations promulgated thereunder (or such other level of confidence required by the Code at that time to avoid the imposition of penalties, or similar or comparable standard under U.S. state or local or non-U.S. Law).

“Refund” means any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that the amount of any refund of Taxes shall be net of any Taxes imposed on, related to, or attributable to, the receipt of or accrual of such refund, including any Taxes imposed by way of withholding or offset.

“Responsible Party” means, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return pursuant to this Agreement.

“Restricted Period” means the period which begins with the Distribution Date and ends two years thereafter.

“Section 336(e) Tax Benefit Percentage” means, with respect to any Distribution Taxes and Tax-Related Losses attributable thereto, the percentage equal to one hundred percent (100%) minus the percentage of such Distribution Taxes and Tax-Related Losses for which Ivory Parent is entitled to indemnification under this Agreement.

“Separate Return” means an Ivory Separate Return or a Bluefin Separate Return, as the case may be.

“Separation Taxes” means all Taxes resulting reasonably directly from any one or more transactions executed as part of the Separation (including, without limitation, the Contribution or the Distribution).

“SpinCo Group” means SpinCo and the Bluefin Subsidiaries that are Subsidiaries of SpinCo as of the Distribution Time.

“Straddle Period” means any taxable year or other Tax Period that begins on or before the Closing Date and ends after the Closing Date.

“Tax” or “Taxes” means any tax (including any income tax, gross receipts tax, capital gains tax, estimated tax, alternative minimum tax, add-on minimum tax, value-added tax, sales tax, use tax, transfer tax, property tax, business tax, stamp tax, registration tax, occupation tax, premium tax, windfall profit tax, payroll tax, social security tax, unemployment tax, disability tax, employee tax, withholding tax, gift tax, estate tax, franchise tax, net worth tax, excise tax, environmental tax, natural resources tax, escheat or unclaimed property tax, special assessment tax, and business occupancy tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee in the nature of a tax, or any related charge or amount (including any fine, penalty, interest, or addition thereto), imposed, assessed or collected by or under the authority of any Governmental Authority.

“Tax Attribute” means net operating losses, capital losses, research and experimentation credit carryovers, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, overall domestic losses, previously taxed earnings and profits, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future Tax Period.

“Tax Certificates” means any certificates of officers of Toro, NewCo, RemainCo, Ivory Parent, or Bluefin, provided to an internationally recognized law or accounting firm in connection with any Tax Opinion issued by such firm in connection with the Contribution or the Distribution or other transactions executed as part of the Separation.

“Tax Item” means any item of income, gain, loss, deduction, or credit.

“Tax Law” means the Law of any Governmental Authority or political subdivision thereof relating to any Tax.

“Tax Opinion” means any written opinion of an internationally recognized law or accounting firm, regarding certain tax consequences of transactions executed as part of the Separation.

“Tax Period” means, with respect to any Tax, the period for which such Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Tax Law.

“Tax-Free Status of the NewCo Transactions” means the qualification of the Ivory Contribution and the Toro Merger, taken together, as a transaction described in Section 351 of the Code in which Ivory HoldCo and the Toro stockholders recognize no income or gain pursuant to Section 351(a) of the Code (except to the extent of any cash received).

“Tax-Free Status of the Spin-Off Transactions” means the qualification of the Contribution and the Distribution, taken together, (A) as a reorganization under Sections 355 and 368(a)(1)(D) of the Code, (B) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code and (C) as a transaction in which RemainCo, SpinCo and Ivory HoldCo recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code.

“Tax-Free Status of the Transactions” means both the Tax-Free Status of the Spin-Off Transactions and the Tax-Free Status of the NewCo Transactions.

“Tax-Related Losses” means with respect to any Taxes, (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other reasonable out-of-pocket costs incurred in connection with such Taxes; and (ii) in the event such Taxes result from a failure of the Tax-Free Status of the Transactions, all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by RemainCo (or any of its Affiliates) or NewCo (or any of its Affiliates) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Governmental Authority, in each case, resulting from such failure.

“Toro” means TechTarget, Inc., a Delaware corporation.

“Transaction Documents” shall have the meaning set forth in the Merger Agreement; provided, however, that this Agreement shall not be considered a “Transaction Document.”

“Transactions” means the Contribution, Distribution and NewCo Transactions.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means a “will” opinion, without substantive qualifications and on which the party seeking the opinion expressly may rely, of an internationally recognized law or accounting firm, to the effect that a transaction will not affect the Tax-Free Status of the Spin-Off Transactions. Any such opinion may assume that the Tax-Free Status of the Transactions would apply if not for the occurrence of the transaction in question.

Section 1.2. Other Defined Terms. As used in this Agreement, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement set forth below:

Accounting Firm	Section 9.1
Agreement	Preamble
Bluefin	Preamble
Closing	Recitals
Includible Corporations	Section 2.3
Indemnifying Party	Section 5.2(a	)
Indemnitee	Section 5.2(a	)

Merger Agreement	Recitals
NewCo	Preamble
Parties	Preamble
Past Practices	Section 3.5
Post-Distribution Ruling	Section 4.2(d	)
Protective Section 336(e) Elections	Section 3.6(b	)
RemainCo	Preamble
Section 336(e) Allocation Statement	Section 3.6(c	)
SpinCo	Preamble
Tax Benefit	Section 2.7
Tax Contest	Section 6.1
Tax Matter	Section 7.1(a	)
Tax Records	Section 8.1

ARTICLE II

ALLOCATION OF TAXES AND TAX REFUNDS

Section 2.1. Allocation of Taxes to Ivory Parent: in General. Ivory Parent shall be responsible for any and all Taxes (including any increase in such Taxes as a result of a Final Determination) that are due with respect to or required to be reported on (i) any Ivory Separate Return, (ii) any Joint Return, or (iii) a Bluefin Separate Return to the extent with respect to any Pre-Closing Tax Period (in the case of any Straddle Period, computed in accordance with Section 2.4), except, in each case, to the extent such Taxes (x) are included as liabilities in the computation of Final Closing Working Capital or the Final Bluefin Non-Current Liabilities Adjustment Amount as finally determined pursuant to the Merger Agreement, or (y) are allocated to NewCo pursuant to Section 2.5.

Section 2.2. Allocation of Taxes to NewCo: in General.

(a) NewCo shall be responsible for any and all Taxes (including any increase in such Taxes as a result of a Final Determination) that are (i) due with respect to or required to be reported on any Bluefin Separate Return, except as provided in Sections 2.1 and 2.5 or (ii) described in Section 2.1(x) or (y).

(b) NewCo shall be responsible for any and all Taxes (including any increase in such Taxes as a result of a Final Determination) due with respect to or required to be reported on any Tax Return of Toro, its Subsidiaries or NewCo.

Section 2.3. Consolidated Groups for U.S. Federal Income Tax Purposes.

(a) The Parties agree that, for U.S. federal income tax purposes, (i) SpinCo departed on the Distribution Date from the consolidated group of which RemainCo is the common parent; (ii) on such date, following the Distribution, Ivory HoldCo contributed the stock of SpinCo to Bluefin and SpinCo joined the consolidated group of which Bluefin is the common parent (and such consolidated group did not terminate as a result of such contribution and will continue through the Closing Date); and (iii) Bluefin and the Bluefin Group members that are its Subsidiaries and are “includible corporations” (“Includible Corporations”) under Section 1504(b) of the Code (including SpinCo), and Toro and its Subsidiaries that are Includible Corporations, will form a new consolidated group with NewCo as the common parent on the Closing Date. The Parties further agree that, on any occasion when a corporation ceases to be a member of a consolidated group or joins a consolidated group for U.S. federal income tax purposes pursuant to the transactions just described, the closing of the books method in Treasury Regulations Section 1.1502-76 shall be applied.

(b) The Parties agree to treat, and report on each Applicable Tax Return, all transactions occurring on the Closing Date after the Closing and outside the ordinary course of business (as historically conducted before the Closing) as occurring after the Closing Date, to the full extent permitted by applicable Law (including Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar provision of U.S. state or local or non-U.S. Law).

Section 2.4. Straddle Periods; Deduction for Transaction Costs.

(a) For purposes of any Tax payable for a Straddle Period, the portion of such Tax that is allocable to the portion of such Tax Period ending on (and including) the Closing Date shall (i) in the case of any Tax based upon or related to income and any gross receipts, payroll, withholding, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax Period ended on and included the Closing Date, and (ii) in the case of any Tax other than a Tax based upon or related to income and any gross receipts, payroll, withholding, sales or use Tax, be deemed to be the amount of such Tax for the entire Tax Period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period. For purposes of making the determinations necessary to give effect to the allocation set forth in clause (i) of the previous sentence, (x) if any member of the Bluefin Group owns an interest in any entity treated for purposes of an applicable Law as a “flow-through” or fiscally transparent entity, a controlled foreign corporation or company, or in a similar manner, then such entity’s taxable year shall be deemed to close at the end of the Closing Date, and (y) such determinations otherwise shall be made in a manner consistent with prior practice of the applicable Bluefin Group member except as otherwise required by applicable Law. The foregoing provisions of this Section 2.4(a) shall also apply in respect of a Distribution Straddle Period, mutatis mutandis.

(b) To the maximum extent permitted under applicable Law, the Tax deductions in respect of all fees, costs, and expenses incurred by NewCo and any Toro Group member in connection with the preparation, negotiation, execution, and consummation of the transactions contemplated by the Merger Agreement shall be reported and claimed on a Tax Return of NewCo or the applicable Toro Group member. To the maximum extent permitted under applicable Law, the Tax deductions in respect of all fees, costs, and expenses incurred by any Ivory Retained Group member or any Bluefin Group member in connection with the preparation, negotiation, execution, and consummation of the transactions contemplated by the Merger Agreement shall be reported and claimed on (i) an Ivory Separate Return, or (ii) a Joint Return or Bluefin Separate Return for a Pre-Closing Tax Period.

Section 2.5. Allocation of Separation Taxes; NewCo Disqualifying Actions. Without duplication, Ivory Parent shall be responsible for all Separation Taxes, subject to the next sentence. NewCo shall be responsible for all Distribution Taxes and Tax-Related Losses or other Taxes resulting directly from a NewCo Disqualifying Action.

Section 2.6. Tax Refunds.

(a) Ivory Parent shall be entitled to all Refunds related to Taxes the liability for which is allocated to Ivory Parent pursuant to this Agreement. NewCo shall be entitled to all Refunds related to Taxes the liability for which is allocated to NewCo pursuant to this Agreement.

(b) NewCo shall pay to Ivory Parent (or its designee) any Refund received by NewCo or any member of the NewCo Group that is allocable to Ivory Parent pursuant to this Section 2.6 no later than 30 business days after the receipt of such Refund. Ivory Parent shall pay to NewCo any Refund received by Ivory Parent or any member of the Ivory Retained Group that is allocable to NewCo pursuant to this Section 2.6 no later than 30 business days after the receipt of such Refund. For purposes of this Section 2.6, any Refund that arises as a result of an offset, credit, or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such offset, credit, or other similar benefit and (ii) the date on which payment of the Tax which would have otherwise been paid absent such offset, credit, or other similar benefit is due (determined without taking into account any applicable extensions). To the extent that the amount of any Refund in respect of which a payment was made under this Section 2.6 is later reduced by a Governmental Authority or in a Tax Contest, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 2.6 and an appropriate adjusting payment shall be made.

Section 2.7. Tax Benefits. Except with respect to any Tax Benefit arising as a result of the Protective Section 336(e) Elections, if (a) one Party is responsible for a Tax pursuant to this Agreement and (b) the other Party or a member of its Group is entitled to a deduction, credit or other Tax benefit (a “Tax Benefit”) relating to such Tax, then the Party that is (or a member of whose Group is) entitled to such Tax Benefit shall pay to the Party responsible for such Tax the amount of any cash Tax savings realized by the entitled Party as a result of such Tax Benefit, net of any Taxes imposed by any Governmental Authority on, related to, or attributable to, the receipt of or accrual of such Tax Benefit, including any Taxes imposed by way of withholding or offset, no later than 30 business days after such cash Tax savings are realized. To the extent that the amount of any Tax Benefit in respect of which a payment was made under this Section 2.7 is later reduced by a Governmental Authority or in a Tax Contest, the Party that received such payment shall refund such payment to the Party that made such payment to the extent of such reduction.

Section 2.8. Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the Ivory Retained Group and any member of the Bluefin Group are hereby terminated with respect to the Bluefin Group and the Ivory Retained Group. No member of either the Bluefin Group or the Ivory Retained Group shall have any continuing rights or obligations under any such agreement.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

Section 3.1. Ivory Parent’s Responsibility. Ivory Parent shall prepare and file, or shall cause to be prepared and filed, when due (taking into account any applicable extensions) (a) all Joint Returns and all Ivory Separate Returns and (b) all Bluefin Separate Returns that are for Pre-Closing Tax Periods (excluding Straddle Periods).

Section 3.2. NewCo’s Responsibility. NewCo shall prepare and file, or shall cause to be prepared and filed, when due (taking into account any applicable extensions) all Bluefin Separate Returns other than those described in Section 3.1(b).

Section 3.3. Right To Review Tax Returns.

(a) In the case of any Bluefin Separate Return for which Ivory Parent is the Responsible Party, in the event such Tax Return as prepared by Ivory Parent shows any Tax that Ivory Parent expects to be allocated to NewCo pursuant to Section 2.2, Ivory Parent (i) shall provide a draft of such Tax Return to NewCo for its review and comment at least 45 days prior to the due date for such Tax Return, and (ii) subject to Section 3.6, shall modify such Tax Return before filing to include NewCo’s comments thereon provided to Ivory Parent at least 10 days prior to the due date for such Tax Return unless there is no Reasonable Basis for such comments.

(b) In the case of any Bluefin Separate Return for a Straddle Period, NewCo (i) shall provide a draft of such Tax Return to Ivory Parent for its review and comment at least 45 days prior to the due date for such Tax Return, and (ii) subject to Section 3.6, shall modify such Tax Return before filing to include Ivory Parent’s comments thereon provided to NewCo at least 10 days prior to the due date for such Tax Return unless there is no Reasonable Basis for such comments.

Section 3.4. Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided under Article VIII. Notwithstanding anything to the contrary in this Agreement, Ivory Parent shall not be required to disclose to NewCo or any of its Affiliates any consolidated, combined, unitary, or other similar Joint Return, or Ivory Separate Return, of which a member of the Ivory Retained Group is the common parent or any information related to such a Joint Return, or Ivory Separate Return, other than information relating solely to the Bluefin Group. If an amended Separate Return for which NewCo is responsible under this Article III is required to be filed as a result of an amendment made to a Joint Return pursuant to an audit adjustment, then the Parties shall use their respective commercially reasonable efforts to ensure that such amended Separate Return can be prepared and filed in a manner that preserves confidential information including through the use of confidentiality agreements or third party preparers.

Section 3.5. Tax Reporting Practices. Except as provided in Section 3.6, with respect to any Tax Return which is for any Tax Period that begins on or before the second anniversary of the Closing Date and includes a member of the Bluefin Group, such Tax Return shall be prepared in a manner (i) consistent with past practices, accounting methods, elections and conventions (“Past Practices”) used with respect to the Tax Returns in question, unless there is no Reasonable Basis for such Past Practices; and (ii) that, to the extent consistent with clause (i), minimizes the overall amount of Taxes due and payable on such Tax Return for all of the Parties by cooperating in making such elections or applications for group or other relief or allowances available in the taxing jurisdiction in which such Tax Return is filed.

Section 3.6. Reporting of the Separation and the NewCo Transactions.

(a) The Tax treatment of any step in or portion of the Contribution, the Distribution and the NewCo Transactions shall be reported by the Parties and their Affiliates on each applicable Tax Return consistently with the Tax-Free Status of the Transactions, taking into account the jurisdiction in which such Tax Returns are filed, unless there is no Reasonable Basis for such Tax treatment. In the event that a Party shall determine that there is no Reasonable Basis for such Tax treatment, such Party shall notify the other Party no later than 20 business days prior to filing the relevant Tax Return and the Parties shall attempt in good faith to agree on the manner in which the relevant portion of the Contribution, the Distribution or the NewCo Transactions (as applicable) shall be reported.

(b) If RemainCo determines that protective elections under Section 336(e) of the Code (and any applicable state or local Tax Law) shall be made with respect to the Distribution for SpinCo and each member of the SpinCo Group that is a domestic corporation for U.S. federal income tax purposes (the “Protective Section 336(e) Elections”), then RemainCo and SpinCo shall enter into a written, binding agreement to make the Protective Section 336(e) Elections, and RemainCo and SpinCo shall timely make the Protective Section 336(e) Elections in accordance with Treasury Regulations Section 1.336-2(h). For the avoidance of doubt, such agreement is intended to constitute a “written, binding agreement” to make the Protective Section 336(e) Elections within the meaning of Treasury Regulations Section 1.336-2(h)(1)(i).

(c) Ivory Parent and SpinCo shall cooperate in making the Protective Section 336(e) Elections, if any, including filing any statements, amending any Tax Returns or undertaking such other actions reasonably necessary to carry out the Protective Section 336(e) Elections. Ivory Parent shall determine the “aggregate deemed asset disposition price” and the “adjusted grossed-up basis” (each as defined under applicable Treasury Regulations) and the allocation of such aggregate deemed asset disposition price and adjusted grossed-up basis among the assets of the applicable member or members of the Ivory Retained Group or SpinCo Group, each in accordance with the applicable provisions of Section 336(e) of the Code and applicable Treasury Regulations (the “Section 336(e) Allocation Statement”). Each Party agrees not to take any position (and to cause each of its Affiliates not to take any position) that is inconsistent with the Protective Section 336(e) Elections, including the Section 336(e) Allocation Statement, on any Tax Return, in connection with any Tax Contest or for any other Tax purposes (in each case, excluding any position taken for financial accounting purposes), except as may be required by a Final Determination.

(d) In the event of a failure of the Tax-Free Status of the Spin-Off Transactions, if Ivory Parent is not entitled to indemnification for one hundred percent (100%) of any Distribution Taxes and Tax-Related Losses attributable thereto arising from such failure, Ivory

Parent (or its designee) shall be entitled to quarterly payments from NewCo equal to the Section 336(e) Tax Benefit Percentage of the actual Tax savings if, as and when realized by the NewCo Group members arising from the increase in Tax basis (including, for the avoidance of doubt, any such increase in Tax basis attributable to payments made pursuant to this Section 3.6(d)) resulting from the Protective Section 336(e) Election, determined on a “with and without” basis (treating any deductions or amortization attributable to the increase in Tax basis resulting from the Protective 336(e) Election, or any other recovery of such increase in Tax basis, as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryforwards), provided, however, that payments made by NewCo pursuant to this Section 3.6(d) (i) shall be reduced by all reasonable out-of-pocket costs incurred by any member of the NewCo Group to amend any Tax Returns or other governmental filings related to such Protective Section 336(e) Election and (ii) shall not in the aggregate exceed the amount of all Distribution Taxes and Tax-Related Losses attributable thereto of the Ivory Retained Group (not taking into account this Section 3.6(d)) arising from such failure of the Tax-Free Status of the Spin-Off Transactions and for which Ivory Parent is not entitled to indemnification under this Agreement.

Section 3.7. Payment of Taxes.

(a) With respect to any Tax Return required to be filed pursuant to this Agreement, the Responsible Party shall remit or cause to be remitted to the applicable Governmental Authority in a timely manner any Taxes due in respect of any such Tax Return.

(b) In the case of any Tax Return for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of five business days prior to the date on which such payment is due and 30 business days after the receipt of such notice.

(c) For the avoidance of doubt, (i) with respect to any Taxes payable for a Straddle Period and allocable to the portion of such Straddle Period ending on (and including) the Closing Date, to the full extent permitted by applicable Law, such Tax shall be offset by (x) all estimated or advance payments of Taxes on or prior to the Closing Date and (y) Tax credit existing on or prior to the Closing Date, and (ii) with respect to any Taxes payable for a Tax Period other than a Straddle Period, (x) the Party that is or will be the Responsible Party with respect to any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes shall remit or cause to be remitted to the applicable Governmental Authority in a timely manner any estimated Taxes due, and (y) in the case of any estimated Taxes for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes that will be reported as due on any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such estimated Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of five business days prior to the date on which such payment is due and 30 business days after the receipt of such notice.

Section 3.8. Post-Closing Tax Practices.

(a) Notwithstanding anything in this Agreement to the contrary, NewCo shall not, and shall not permit any member of the Bluefin Group to, (i) make, change or revoke any Tax election or change any method of accounting that has effect on any Bluefin Separate Return for a Pre-Closing Tax Period, (ii) file or amend any Bluefin Separate Return with respect to any Pre-Closing Tax Period, (iii) surrender the right of any member of the Bluefin Group to claim a Refund with respect to any Pre-Closing Tax Period, (iv) enter into any voluntary disclosure agreement or similar agreement or program with any Governmental Authority implicating Taxes of any member of the Bluefin Group for a Pre-Closing Tax Period, (v) extend or waive the statute of limitations of any Bluefin Separate Return with respect to any Pre-Closing Tax Period, (vi) seek any ruling or agreement from a Tax Authority with respect to Taxes of any member of the Bluefin Group for a Pre-Closing Tax Period, or (vii) file or allow to be filed any request for an Adjustment for any member of the Bluefin Group with respect to a Pre-Closing Tax Period, in each case, without the prior written consent of Ivory Parent, which consent shall be sought by providing written notice to Ivory Parent as promptly as reasonably practicable (and, whenever possible, at least 45 days) prior to taking any such action described in clauses (i) through (vii) and shall not be unreasonably withheld, conditioned or delayed, it being acknowledged and agreed that (A) withholding of consent by Ivory Parent would be unreasonable if such action is determined to be required by applicable Law based on written advice from an internationally recognized law or accounting firm reaching that conclusion which is received by NewCo and provided to Ivory Parent before such act (or failure or omission to act), transaction or election, and (B) subject to clause (A), withholding of consent by Ivory Parent would be reasonable if Ivory Parent is not indemnified by NewCo for all adverse Tax consequences resulting directly from such action (it being acknowledged and agreed that Taxes do not result directly from such action in the case of (x) an amendment of a Tax Return for a Straddle Period if no additional Taxes allocable to a Pre-Closing Tax Period would reasonably be expected to be due as a result of such amendment or (y) the extension or waiver of the statute of limitations as a result of an extension of the time for filing a Tax Return or in the ordinary course of an audit).

(b) Except as prohibited by applicable Law, NewCo shall, and shall cause each member of the Bluefin Group to, make any available elections to waive the right to carry back any Tax Attribute from a Post-Closing Tax Period to a Pre-Closing Tax Period.

(c) NewCo shall not, and shall cause each member of the Bluefin Group not to, without the prior written consent of Ivory Parent, make any affirmative election to carry back any Tax Attribute from a Post-Closing Tax Period to a Pre-Closing Tax Period.

(d) In the event that NewCo (or the appropriate member of the Bluefin Group) is prohibited by applicable Law from waiving or otherwise forgoing the carryback of a Tax Attribute from a Post-Closing Tax Period to a Pre-Closing Tax Period (a “Bluefin Carryback”), NewCo shall notify Ivory Parent in writing that such Bluefin Carryback must be carried back at least sixty (60) days prior to filing the Tax Return on which such carryback will be reflected. Ivory Parent shall promptly pay over to NewCo any Tax Benefit the Ivory Retained Group actually realizes with respect to any such Bluefin Carryback on a “with and without” basis (treating any deductions attributable to such carryback as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryforwards).

Section 3.9. Tax Attributes.

(a) Ivory Parent shall in good faith advise Bluefin in writing reasonably promptly following Closing of the amount, if any, of any Tax Attributes that Ivory Parent determines shall be allocated or apportioned to the Bluefin Group under applicable Law (the “Proposed Allocation”). NewCo shall have thirty (30) days to review the Proposed Allocation and provide Ivory Parent any comments with respect thereto. Ivory Parent shall in good faith consider any comments to the Proposed Allocation reasonably promptly provided by NewCo, and shall in good faith discuss such comments with NewCo, after which Ivory Parent shall provide NewCo with a final determination of any Tax Attributes that Ivory Parent determines shall be allocated or apportioned to the Bluefin Group (the “Final Allocation”). NewCo and all members of the NewCo Group shall prepare all Tax Returns in accordance with the Final Allocation. In the event of any Adjustment to the Tax Attributes following the Final Allocation, Ivory Parent shall promptly advise NewCo in writing of such Adjustment. For the avoidance of doubt, Ivory Parent may elect in its reasonable discretion, in order to comply with this Section 3.9(a), to create or cause to be created books and records or reports or other documents based thereon (including, without limitation, “earnings & profits studies,” “basis studies” or similar determinations) that it does not typically maintain or prepare in the ordinary course of business.

(b) Deferred Revenue; Compensatory Deductions.

(i) Ivory Parent shall be entitled to a payment from NewCo (the amount of such payment, the “Deferred Revenue Payment Amount”) equal to the product of (x) the deferred revenue (if any) of SpinCo as of the Closing Date that has not been included in the income of SpinCo for financial reporting purposes as of the Closing Date to the extent such revenue is an accounts receivable of SpinCo as of the Closing Date and such deferred revenue is included in taxable income for a Pre-Closing Tax Period, multiplied by (y) the maximum applicable statutory Tax rate as of the Closing Date. Within 90 days after the Closing Date, Ivory Parent shall prepare and deliver to NewCo a statement setting forth with reasonable supporting detail Ivory Parent’s good faith calculations of the Deferred Revenue Payment Amount. Ivory Parent shall promptly provide NewCo all supporting documents and other information relating to such calculations as reasonably requested by NewCo. NewCo shall have 45 days from the date on which it receives the calculations of the Deferred Revenue Payment Amount from Ivory Parent to raise any objections to such calculations by delivering a written notice to Ivory Parent setting forth such objections in reasonable detail. If NewCo does not raise any objection within the 45-day period, then the Deferred Revenue Payment Amount as calculated by Ivory Parent shall be deemed final, binding and nonappealable. If NewCo timely raises any objections, NewCo and Ivory Parent shall attempt in good faith to resolve these objections. If NewCo and Ivory Parent are unable to resolve NewCo’s objections within 30 days after the date on which the notice setting forth such objections is received by Ivory Parent, then either NewCo or Ivory Parent may, by written notice to the other within five business days after such 30-day period (or such earlier date as mutually agreed), require NewCo and Ivory Parent to engage an Accountant Firm to resolve such dispute in accordance with Section 9.1. NewCo shall make payment of the Deferred Revenue Payment Amount as finally determined to Ivory Parent within five business days of such final determination.

(ii) Ivory Parent shall be entitled to quarterly payments from NewCo equal to the product of (x) deductions to which NewCo Group members are entitled under applicable Tax Law for the applicable quarter in respect of compensatory transfers to individuals providing services to NewCo Group members of Equity Interests in Ivory Parent, cash, or other property that is provided or funded by members of the Ivory Retained Group, multiplied by (y) the maximum applicable statutory Tax rate. Such payments shall be made thirty (30) days after the end of the applicable quarter.

Section 3.10. Industry Dive, Inc. Sales Taxes. Each Party shall fully cooperate in good faith after the Closing to develop a plan to begin the collection and remittance of sales Taxes for Industry Dive, Inc. after the Closing, with respect to Tax Periods beginning after the Closing. Industry Dive, Inc. shall not enter into voluntary disclosure agreements or similar agreements with respect to Pre-Closing Tax Periods in any jurisdiction with respect to sales Taxes for such period without the prior written consent of Ivory Parent, which may be granted or withheld in Ivory Parent’s sole discretion. Any reasonable action taken by NewCo or any member of the NewCo Group in connection with entering into any voluntary disclosure agreements or similar agreements with respect to which Ivory Parent has provided written consent under the preceding sentence or in accordance with the plan developed pursuant to this Section 3.10 shall not constitute (i) a NewCo Disqualifying Action, or (ii) a breach by any member of the NewCo Group of any provision of this Agreement, including, for the avoidance of doubt, Section 3.5 or Section 3.8.

ARTICLE IV

TAX-FREE STATUS OF THE SPIN-OFF TRANSACTIONS

Section 4.1. Representations and Warranties.

(a) Each of Ivory Parent, on behalf of itself and all other members of the Ivory Retained Group, SpinCo, on behalf of itself and all other members of the SpinCo Group, Bluefin, on behalf of itself and all other members of the Bluefin Group, and NewCo, on behalf of itself and all other members of the NewCo Group, represents and warrants that it knows of no fact (after due inquiry) that may cause the failure of the Tax-Free Status of the Spin-Off Transactions.

(b) Each of Ivory Parent, on behalf of itself and all other members of the Ivory Retained Group, SpinCo, on behalf of itself and all other members of the SpinCo Group, Bluefin, on behalf of itself and all other members of the Bluefin Group, and NewCo, on behalf of itself and all other members of the NewCo Group, represents and warrants that it has no plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Certificates pertaining to the Tax-Free Status of the Spin-Off Transactions.

Section 4.2. Restrictions Relating to the Contribution and the Distribution.

(a) Ivory Parent, on behalf of itself and all other members of the Ivory Retained Group, hereby covenants and agrees that no member of the Ivory Retained Group will take, fail to take, or to permit to be taken: (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Certificates pertaining to the Tax-Free Status of the Spin-Off Transactions or (ii) any action where such action or failure to act would adversely affect, or could reasonably be expected to adversely affect, the Tax-Free Status of the Spin-Off Transactions.

(b) NewCo, on behalf of itself and all other members of the NewCo Group, SpinCo, on behalf of itself and all other members of the SpinCo Group, and Bluefin, on behalf of itself and all other members of the Bluefin Group, hereby covenants and agrees that no member of their respective Groups will take, fail to take, or permit to be taken: (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Certificates pertaining to the Tax-Free Status of the Spin-Off Transactions or (ii) any action where such action or failure to act would reasonably be expected to adversely affect the Tax-Free Status of the Spin-Off Transactions.

(c) During the Restricted Period, NewCo, SpinCo and Bluefin:

(i) shall continue and cause to be continued the active conduct of the Bluefin Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code, including as conducted by the SpinCo Group immediately prior to the Distribution,

(ii) shall not voluntarily dissolve or liquidate themselves (including any action that is a liquidation for U.S. federal income tax purposes),

(iii) shall not (1) enter into any Proposed Acquisition Transaction or, to the extent NewCo, Bluefin or SpinCo has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the Delaware General Corporation Law or any “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover statute or regulation, or any anti-takeover provision in Toro’s certificate of incorporation or by-laws, or (D) otherwise), (2) redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock except (A) to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (B) to the extent reasonably necessary to pay the total tax liability arising from the vesting of an Equity Award, or (C) through a net exercise of an Equity Award, (3) amend its certificate of incorporation, bylaws, or similar organizational documents, or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), (4) merge or consolidate, or agree to merge or consolidate, NewCo, Bluefin or SpinCo with any other Person (other than pursuant to the Toro Merger) unless, in the case of a merger or consolidation, NewCo, Bluefin or SpinCo (as applicable) is the survivor of such merger or consolidation or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Certificates pertaining to the Tax-Free Status of the Spin-Off Transactions) which in the aggregate (and taking into account the Toro Merger) would, when combined with any other direct or indirect changes in ownership of SpinCo stock pertinent for purposes of Section 355(e) of the Code, have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a fifty percent (50%) or greater interest in SpinCo or would reasonably be expected to result in a failure to preserve the Tax-Free Status of the Spin-Off Transactions; and

(iv) shall not and shall not permit any member of the SpinCo Group, to sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for U.S. federal income tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than thirty percent (30%) of the consolidated gross assets of SpinCo or the SpinCo Group; provided that this Section 4.2(c)(iv) shall not apply to (1) sales, transfers, or dispositions of assets in the ordinary course of business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction or cash to pay indebtedness or other liabilities owed to an unrelated Person, (3) sales, transfers, or dispositions of assets to a wholly owned Subsidiary of SpinCo or (4) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes; provided, further, that the percentages of gross assets or consolidated gross assets of SpinCo or the SpinCo Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of SpinCo and the members of the SpinCo Group as of the Distribution Date. For purposes of this Section 4.2(c)(iv), a merger of SpinCo or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of SpinCo shall constitute a disposition of all of the assets of SpinCo or such Subsidiary.

(d) Notwithstanding the restrictions imposed by Sections 4.2(b) and 4.2(c), NewCo, Bluefin, SpinCo or a member of the SpinCo Group may take any of the actions or transactions described therein if SpinCo either (i) obtains an Unqualified Tax Opinion in form and substance reasonably satisfactory to Ivory Parent, (ii) obtains a ruling from the IRS to the effect that such actions or transactions will not affect the Tax-Free Status of the Spin-Off Transactions (a “Post-Distribution Ruling”), or (iii) obtains the prior written consent of Ivory Parent waiving the requirement that SpinCo obtain an Unqualified Tax Opinion or Post-Distribution Ruling, such waiver to be provided in Ivory Parent’s sole and absolute discretion. Ivory Parent shall cooperate in good faith with any reasonable requests of SpinCo in connection with securing any Post-Distribution Ruling or Unqualified Tax Opinion. Ivory Parent’s evaluation of an Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such opinion. SpinCo shall bear all costs and expenses of securing any such Unqualified Tax Opinion or Post-Distribution Ruling. Neither the delivery of an Unqualified Tax Opinion, receipt of a Post-Distribution Ruling nor Ivory Parent’s waiver of SpinCo’s obligation to deliver an Unqualified Tax Opinion or obtain a Post-Distribution Ruling shall limit or modify NewCo’s continuing indemnification obligation pursuant to Article V.

ARTICLE V

INDEMNITY OBLIGATIONS

Section 5.1. Indemnity Obligations.

(a) Ivory Parent shall indemnify and hold harmless the members of the NewCo Group from and against, and will reimburse them for, (i) all liability for Taxes allocated to Ivory Parent pursuant to Article II, (ii) all liability for Taxes and Tax-Related Losses attributable thereto arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Ivory Retained Group pursuant to this Agreement and (iii) the amount of any Refund received by any member of the Ivory Retained Group that is allocated to NewCo pursuant to Section 2.6(a).

(b) Notwithstanding anything else to the contrary contained in the Separation Documentation, the Merger Agreement or other Transaction Document, NewCo shall indemnify and hold harmless the members of the Ivory Retained Group from and against, and will reimburse them for, (i) all liability for Taxes allocated to NewCo pursuant to Article II, (ii) all liability for Taxes and Tax-Related Losses attributable thereto arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the NewCo Group pursuant to this Agreement, and (iii) the amount of any Refund received by any member of the NewCo Group that is allocated to Ivory Parent pursuant to Section 2.6(a); provided, however, that no indemnification obligation shall arise pursuant to clause (ii) to the extent such breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the NewCo Group pursuant to this Agreement resulted from an act, transaction or election that was unanimously approved by all directors then designated by Ivory HoldCo on the board of directors of NewCo who participate in the vote of the board of directors of NewCo (whether in person, by proxy, by written consent, or otherwise) that results in such approval, provided that such participating Ivory HoldCo-designated directors represent a majority of the directors on the board of directors of NewCo participating in such vote.

(c) To the extent that any Tax or Tax-Related Losses is subject to indemnity pursuant to both Section 5.1(a)(ii) (on the one hand) and Section 5.1(b)(ii) (on the other hand), responsibility for such Tax or Tax-Related Loss shall be shared by Ivory Parent and NewCo according to relative fault as determined by the Accounting Firm pursuant to Section 9.1.

Section 5.2. Indemnification Payments.

(a) Except as otherwise provided in this Agreement, if a Party (the “Indemnitee”) or a member of its Group is required to pay to a Governmental Authority a Tax or to another Person a payment in respect of a Tax that the other Party (the “Indemnifying Party”) is liable for under this Agreement, including as the result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee, including any Tax-Related Losses attributable thereto. The Indemnifying Party shall pay such amount, including any Tax-Related Losses attributable thereto, to the Indemnitee no later than the later of (i) five business days prior to the date on which such payment is due to the applicable Governmental Authority or (ii) 30 business days after the receipt of notice from the other Party. Any Tax indemnity payment required to be made pursuant to this Agreement shall be reduced by any corresponding Tax Benefit payment required to be made to the Indemnifying Party by the Indemnitee pursuant to Section 2.7. For the avoidance of doubt, a Tax Benefit payment is treated as corresponding to a Tax indemnity payment to the extent the Tax Benefit realized is directly attributable to the same Tax item (or adjustment of such Tax item pursuant to a Final Determination) that gave rise to the Tax indemnity payment. In addition, in the event Ivory Parent is obligated to make a payment under Section 5.1(a), there shall be offset against such payment

(with a consequent reduction in the amount Ivory Parent is obligated to pay) any amounts described in Section 3.9(b) that are due but have not yet been paid by NewCo to Ivory Parent, and any such offset will be deemed paid by NewCo pursuant to Section 3.9(b).

(b) If, as a result of any change or redetermination, any amount previously allocated to and borne by one Party pursuant to the provisions of Article II is thereafter allocated to the other Party, then, no later than 30 business days after such change or redetermination, such other Party shall pay to such Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.

(c) If an Indemnitee receives a Refund with respect to a Tax Contest for which the Indemnifying Party made an indemnity payment to the Indemnitee pursuant to Section 5.2(a), the Indemnitee shall pay the amount of such Refund to the Indemnifying Party, such payment to the Indemnifying Party not to exceed such indemnity payment, no later than 30 business days after the receipt of such Refund.

Section 5.3. Payment Mechanics.

(a) All payments under this Agreement shall be made by Ivory Parent directly to NewCo and by NewCo directly to Ivory Parent (or its designee); provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Ivory Retained Group, on the one hand, may make such indemnification payment to any member of the NewCo Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 5.4.

(b) In the case of any payment of Taxes made by a Responsible Party or Indemnitee pursuant to this Agreement for which such Responsible Party or Indemnitee, as the case may be, has received a payment from the other Party, such Responsible Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Governmental Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).

Section 5.4. Treatment of Payments. The Parties agree that any payment made among the Parties pursuant to this Agreement (other than any payment of interest accruing after the Distribution Date) shall be treated, to the extent permitted by Law, for all U.S. federal income tax purposes as an adjustment to the Ivory Cash Payment contributed by Ivory HoldCo to NewCo pursuant to Section 1.02 of the Merger Agreement.

ARTICLE VI

TAX CONTESTS

Section 6.1. Notice. Each Party shall notify the other Party in writing within ten business days after receipt by such Party or any member of its Group of a written communication from any Governmental Authority with respect to any pending or threatened audit, claim, dispute, suit, action, proposed assessment or other administrative or judicial proceeding (a “Tax Contest”) concerning any Taxes for which the other Party may be liable pursuant to this Agreement, and thereafter shall promptly forward or make available to such Party copies of notices and communications relating to such Tax Contest.

Section 6.2. Conduct of Tax Contests.

(a) Subject to Section 6.4, Ivory Parent shall have the sole responsibility and right to control the prosecution of Tax Contests with respect to any Bluefin Separate Return for a Tax Period ending on or before the Closing Date, any Ivory Separate Return, or any Joint Return, including the exclusive right to communicate with agents of the applicable Governmental Authority and to control, resolve, settle, or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Tax Contest.

(b) With respect to any Tax Contest other than those described in Section 6.2(a), subject to Section 6.4, NewCo shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Governmental Authority and to control, resolve, settle, or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Tax Contest.

Section 6.3. Obligation of Continued Notice. During the pendency of any Tax Contest or threatened Tax Contest, each Party shall provide prompt notice to the other Parties of any written communication received by it or a member of its respective Group from a Governmental Authority regarding any Tax Contest for which it is indemnified by the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Governmental Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Governmental Authority in respect of any such matters. Such notice shall be provided in a reasonably timely fashion; provided, however, that in the event that timely notice is not provided, a Party shall be relieved of its obligation to indemnify the other Party only to the extent that such delay results in actual increased costs or actual prejudice to such other Party.

Section 6.4. Participation Rights. Unless waived by the Parties in writing, in connection with any Tax Contest with respect to a Bluefin Separate Return for a Straddle Period or any Tax Contest as a result of which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under Article V of this Agreement: (a) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such Tax Contest; (b) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings received from, or submitted to, any Governmental Authority or judicial authority in connection with such Tax Contest; (c) the Controlling Party shall defend such Tax Contest diligently and in good faith; (d) upon the Non-Controlling Party’s request, the Controlling Party shall consult the Non-Controlling Party from time to time as to strategy for the conduct of such Tax Contest; and (e) the Controlling Party shall not settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed without the prior written consent of the Non-Controlling Party (not to be unreasonably withheld, conditioned or delayed); provided that, in the case of a Tax Contest other than in respect of a Bluefin Separate Return for a Straddle Period, the foregoing (a) through (e) shall apply to actions, correspondence, filings, defense, conduct, and settlements and agreements to the extent related to the potential adjustment or adjustments as a result of which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement, except to the extent the Non-Controlling Party is actually harmed thereby, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

ARTICLE VII

COOPERATION

Section 7.1. General. Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with all reasonable requests in writing from the other Party, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of any Tax Return, claims for Refunds, the conduct of any Tax Contest, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of either Party’s Group covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation, at each Party’s own cost to the extent reasonably requested:

(i) the provision of any Tax Returns of either Party or any member of either Party’s Group, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Governmental Authorities; and

(ii) the execution of any document (including any power of attorney) in connection with any Tax Contest of either Party or any member of either Party’s Group, or the filing of a Tax Return or a Refund claim of either Party or any member of either Party’s Group.

Each Party shall make its employees and facilities available, without charge, on a mutually convenient basis to facilitate such cooperation.

Section 7.2. Consistent Treatment. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with (a) the treatment of payments between the Ivory Retained Group and the Bluefin Group as set forth in Section 5.4 or (b) the Tax-Free Status of the Transactions.

ARTICLE VIII

RETENTION OF RECORDS; ACCESS

Section 8.1. Retention of Records. For so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) 60 days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof) and (ii) seven years after the Closing Date, the Parties shall retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the Ivory Retained Group or the NewCo Group for any Pre-Distribution Period or Post-Distribution Period or for any Tax Contests relating to such Tax Returns. At any time after the Effective Time when the Ivory Retained Group proposes to destroy any Tax Records, the Ivory Retained Group shall first notify the NewCo Group in writing, and the NewCo Group shall be entitled to receive such records or documents proposed to be destroyed. At any time after the Effective Time when the NewCo Group proposes to destroy any Tax Records related to a Pre-Closing Tax Period or a Straddle Period, NewCo shall first notify Ivory Parent in writing and the Ivory Retained Group shall be entitled to receive such records or documents proposed to be destroyed. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

Section 8.2. Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (including, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Governmental Authority or other Tax auditor direct access, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items pursuant to this Agreement. The Party seeking access to the records of the other Party shall bear all costs and expenses associated with such access, including any professional fees.

Section 8.3. Preservation of Privilege. The Parties and their respective Affiliates shall not provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the Closing Date to which Privilege may reasonably be asserted without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1. Dispute Resolution. In the event of any dispute between the Parties as to any matter covered by this Agreement, the Parties shall appoint an internationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Ivory Parent, RemainCo, SpinCo, Bluefin, NewCo, and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than 90 days after the submission of such dispute to the Accounting Firm, but in no event later than the due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Ivory Parent and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne by Ivory Parent and NewCo according to relative fault as determined by the Accounting Firm pursuant to this Section 9.1.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1. Entire Agreement; Construction. This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. Except as expressly set forth in this Agreement, the Separation Documentation or any Transaction Document: (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by this Agreement and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement, on the one hand, and any Transaction Document, on the other hand, with respect to such matters, the terms and conditions of this Agreement shall govern. Notwithstanding the foregoing, in the event of any conflict between (a) this Agreement, on the one hand and (b) any of Annex C of the Merger Agreement (Separation Plan – Employee Matters Annex), the Commercial Co-operation Agreement, Section 13.5 (Taxes) of the Transitional Services Agreement, Section 13.5 (Taxes) of the Reverse Transitional Services Agreement, or Section 11 (Tax) of either of the Supplemental Transitional Services Agreements, on the other hand, in each case to the extent such annex or agreement, or section of an agreement, described in this clause (b) expressly relates to Tax matters, such annex or agreement, or section of an agreement, described in this clause (b) shall govern.

Section 10.2. Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

Section 10.3. Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 10.4. Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party after the execution of this Agreement, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 10.5. Assignability. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

Section 10.6. No Fiduciary Relationship. The duties and obligations of the Parties, and their respective successors and permitted assigns, contained herein are the extent of the duties and obligations contemplated by this Agreement; nothing in this Agreement is intended to create a fiduciary relationship between the Parties hereto, or any of their successors and permitted assigns, or create any relationship or obligations other than those explicitly described.

Section 10.7. Further Assurances. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

Section 10.8. Survival. Notwithstanding any other provision of this Agreement to the contrary, all representations, covenants and obligations contained in this Agreement shall survive until 60 days after the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof).

Section 10.9. Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by registered or certified mail (return receipt requested), or by e-mail (provided that confirmation of transmission is electronically generated and kept on file by the sending party), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.9):

If to Ivory Parent, to:

Informa PLC

5 Howick Place

London, SW1P 1WG

UK

Attention: Rupert Hopley, Stuart Poyser

Email: [***], [***]

with copies to (which shall not constitute notice):

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention: John A. Healy, Benjamin K. Sibbett

Email: [***], [***]

and

Clifford Chance US LLP

Texas Tower

845 Texas Avenue, Suite 3930

Houston, Texas 77002

Attention: Jonathan D. Bobinger

Email: [***]

If to RemainCo, to:

Informa USA, Inc.

605 Third Avenue, 22nd Floor

New York, New York 10158

Attention: Brian Vasandani

Email: [***]

with copies to (which shall not constitute notice):

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention: John A. Healy, Benjamin K. Sibbett

Email: [***], [***]

and

Clifford Chance US LLP

Texas Tower

845 Texas Avenue, Suite 3930

Houston, Texas 77002

Attention: Jonathan D. Bobinger

Email: [***]

If to Bluefin, to:

Informa Intrepid Holdings Inc.

275 Grove Street

Newton, Massachusetts 02466

Attention: Daniel Noreck, Charles Rennick

Email: [***], [***]

with copies to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Joseph B. Conahan

Email: [***]

and

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, New York 10007

Attention: Andrew Alin

Email: [***]

If to SpinCo, to:

Informa Tech LLC

275 Grove Street

Newton, Massachusetts 02466

Attention: Daniel Noreck, Charles Rennick

Email: [***], [***]

with copies to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Joseph B. Conahan

Email: [***]

and

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, New York 10007

Attention: Andrew Alin

Email: [***]

If to NewCo, to:

TechTarget, Inc.

275 Grove Street

Newton, Massachusetts 02466

Attention: Daniel Noreck, Charles Rennick

Email: [***], [***]

with copies to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Joseph B. Conahan

Email: [***]

and

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, New York 10007

Attention: Andrew Alin

Email: [***]

Section 10.10. Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 10.11. Consents. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).

Section 10.12. Expenses. Ivory Parent, RemainCo, SpinCo, NewCo, and Bluefin shall each be responsible for its own fees, costs and expenses paid or incurred in connection with this Agreement, except as otherwise specified in this Agreement, or as otherwise agreed in writing between Ivory Parent, RemainCo, SpinCo, NewCo, and Bluefin.

Section 10.13. Termination and Amendment. This Agreement may not be terminated, modified or amended except by an agreement in writing signed by Ivory Parent, RemainCo, SpinCo, NewCo, and Bluefin.

Section 10.14. Titles and Headings. Titles and headings to articles herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.15. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.16. Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 10.17. No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 10.18. No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.19. Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 10.20. Effective Time. This Agreement shall become effective only upon the Effective Time on the Closing Date.

[Signature Page Follows]

Execution Version

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the date first written above.

INFORMA PLC

By:	/s/ Gareth Wright
Name: Gareth Wright
Title: Group Finance Director

TECHTARGET, INC.

By:	/s/ Daniel T. Noreck
Name: Daniel T. Noreck
Title: Chief Financial Officer and Treasurer

INFORMA USA, INC.

By:	/s/ Brian Vasandani
Name: Brian Vasandani
Title: Vice President

INFORMA INTREPID HOLDINGS INC.

By:	/s/ Brian Vasandani
Name: Brian Vasandani
Title: Vice President

INFORMA TECH LLC

By:	/s/ Brian Vasandani
Name: Brian Vasandani
Title: Vice President

Tax Matters Agreement

Signature Page